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                                                                    EXHIBIT 99.5

                          VELOCITY EXPRESS CORPORATION

                 SHARES OF SERIES I CONVERTIBLE PREFERRED STOCK

  OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO STOCKHOLDERS OF RECORD OF VELOCITY
                               EXPRESS CORPORATION

                               SEPTEMBER __, 2003


To Our Clients:

        Enclosed for your consideration is a Prospectus, dated September __, 2003 (the "Prospectus"), and the "Instructions for Use of Velocity Express Subscription Rights Certificates" relating to the offering (the "Rights Offering") by Velocity Express Corporation (the "Company") of subscription rights ("Rights") distributed to all of the Company's holders of record ("Record Holders") to subscribe for and purchase shares of its Series I Convertible Preferred Stock, par value $0.004 per share ("Series I Preferred"). The Rights are described in detail in the Company's Prospectus dated September __, 2003 (the "Prospectus") which is attached.

        In the Rights Offering, the Company is offering an aggregate of up to 8,409,091 shares of its Series I Preferred (the "Underlying Shares"), as described in the Prospectus.

        The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on __________, 2003, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

        As described in the accompanying Prospectus, you will receive
0.297952777 Right for every share of Common Stock held on the Record Date. Each Right will entitle you to subscribe for one share of the Series I Preferred (the "Basic Subscription Right") at a subscription price of $2.20 per share (the "Subscription Price").

        In addition, each holder or beneficial holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the "Over-Subscription Right") at the Subscription Price for shares of Series I Preferred that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the "Excess Shares"), subject to availability and pro ration as described below. Each holder or beneficial holder of Rights may only exercise their Over-Subscription Right if he/she exercised his/her Basic Subscription Right in full and other holders of subscription Rights do not exercise their Basic Subscription Rights in full. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights. "Pro rata" means in proportion to the amount of over-subscription price tendered by each person seeking to exercise their Over-Subscription Right as of the expiration

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date of the Rights Offering. If there is a pro rata allocation of the remaining
Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than he/she subscribed for under their Over-Subscription Right, then the Company will allocate to them only the number of Excess Shares for which they subscribed. The Company will allocate the remaining Excess Shares among all other holders exercising their Over-Subscription Rights. See "The Rights Offering --Subscription Rights" in the Prospectus.

        The Rights will be evidenced by nontransferable Rights certificates (the "Subscription Rights Certificates") registered in your name or the name of your nominee and will be null and void and cease to have value at 5:00 p.m., New York City time, on the Expiration Date.

        The materials enclosed are being forwarded to you as the beneficial owner of the Common Stock carried by us in your account but not registered in your name. Exercises of Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of the Series I Preferred to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Basic Subscription Right and your Over-Subscription Right, such exercise may not be revoked.

        If you wish to have us, on your behalf, exercise the Rights for any shares of the Series I Preferred to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE GENERAL COUNSEL OF THE COMPANY AT (612) 492-2400.

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                         BENEFICIAL OWNER ELECTION FORM

                                  INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering (the "Rights Offering") by Velocity Express Corporation (the "Company") of subscription rights ("Rights") distributed to all of the Company's holders of record ("Record Holders") to subscribe for and purchase shares of its Series I Convertible Preferred Stock, par value $0.004 per share ("Series I Preferred"). The Rights are described in detail in the Company's Prospectus dated September __, 2003 (the "Prospectus") which is attached.

        This will instruct you whether to exercise Rights to purchase shares of the Company's Series I Preferred with respect to the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions for Use of Velocity Express Subscription Rights Certificates."

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   Box 1.    [ ]     Please DO NOT EXERCISE RIGHTS for shares of Series I
                     Convertible Preferred Stock.

   Box 2.    [ ]     Please EXERCISE RIGHTS for shares of Series I Convertible
                     Preferred Stock as set forth below.

                                  NUMBER           SUBSCRIPTION
                                OF RIGHTS             PRICE                     PAYMENT
                                ---------             -----                     -------
Basic Subscription Right:                     X       $2.20          =  $ ________ (Line 1)
Over-Subscription Right:                      X       $2.20          =  $ ________ (Line 2)
                                Total Payment                        =  $ ________ (Sum of Lines 1
                                     Required                           and 2; must equal total of
                                                                        amounts in Boxes 3 and 4.)

   Box 3.    [ ]     Payment in the following amount is enclosed $________.

   Box 4.    [ ]     Please deduct payment from the following account maintained by you as follows:


   __________________                 _______________________
   Type of Account                    Account No.

   Amount to be deducted:  $________

                                         SIGNATURE(S)
                                         Please type or print name(s) below:

                                         ------------------------------------

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Date:  __________, 2003